UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	April 11, 2007

CAMBREX CORPORATION

(Exact name of Registrant as specified in its charter)

DELAWARE	1-10638	22-2476135

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer
Identification No.)

ONE MEADOWLANDS PLAZA, EAST RUTHERFORD, NEW JERSEY	07073

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(201) 804-3000

Check the appropriate box if the Form 8K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

CAMBREX CORPORATION
Form 8-K
Current Report
April 11, 2007
Section 1 — Registrant’s Business and Operations

Item 1.01.	Entry into a Material Definitive Agreement.
(1) Credit Agreement
     On April 6, 2007 Cambrex Corporation, Subsidiary Borrowers and Subsidiary Guarantors (the “Company”) entered into a credit agreement (the “Credit Agreement”) relating to a five (5) year $200 million Revolving Credit Facility (the “Facility”) with JPMorgan Chase Bank, N.A., as Administrative Agent, J.P. Morgan Securities Inc., as Sole Lead Arranger and Sole Bookrunner, Citibank, N.A. and Keybank National Association, as Co-Syndication Agents, Citizens Bank and Fortis Capital Corp., as Co-Documentation Agents, and certain other bank parties named in the Credit Agreement.
     The Facility can be used by the Company for general corporate purposes including acquisitions, capital expenditures, working capital and other purposes and to fund up to $150 million of a one-time special dividend or distribution to shareholders of the Company. The Facility has a separate $50 million sublimit for the issuance of letters of credit and $20 million for swingline loans. The Facility also has a sublimit of $75 million in respect of extensions of credit to the Subsidiary Borrowers. At the request of the Company and subject to Lenders’ concurrence, the aggregate maximum principal amount available under the Facility may be increased to $250 million.
     The Credit Agreement contains standard affirmative and negative covenants regarding the Company and its subsidiaries. Among other requirements, the Company is required to:
•	limit its leverage ratio of debt to earnings before interest, taxes, depreciation and amortization (“EBITDA”) to not more than three and one half;

•	maintain an interest coverage ratio of EBITDA to interest expense of not less than three.
     The Company has pledged as collateral security for obligations under the Facility 66% of the stock of a subsidiary that owns, directly or indirectly, a majority of the Company’s foreign subsidiaries.

     Upon the occurrence of an event of default under the Credit Agreement, the Lenders could elect to declare all amounts outstanding under the Facility to be immediately due and payable.
     The Company believes that the provisions of the Credit Agreement will be sufficient to meet its financial needs and, as of April 6, 2007, it was in compliance with all of the covenants in the Credit Agreement.
     In addition to certain initial fees payable to the Lenders, the Company is obligated to pay an annual facility fee based on the aggregate commitment. At the option of the Company, loans under the Facility (other than swing line loans) bear interest at either a variable rate based on LIBOR plus an applicable margin that varies depending on the Company’s leverage ratio or an alternative variable rate. The alternative variable rate is the greater of JPMorgan’s prime rate or the federal funds effective rate increased by 1/2 of 1 percent. Swingline loans bear interest at a rate determined by the swingline lender. As of April 10, 2007, the Company had no outstanding borrowings under the Facility.
     The description above is a summary and is qualified in its entirety by the Credit Agreement; which is attached hereto and filed as Exhibit 10.10 to this Current Report on Form 8-K.
     The Company maintains ordinary banking and investment banking relationships with various banks that are parties to the Credit Agreement and their affiliates.
(2) Special Dividend
     On April 6, 2007 Cambrex Corporation (“Cambrex” or the “Company”) announced that its Board of Directors approved a one-time payment of $14.00 per share to shareholders through a special cash dividend (“Special Dividend”). This dividend, which will total approximately $400 million, will be financed by approximately $300 million of cash on hand, principally from the remaining net proceeds from the recently completed sale of Cambrex’s Bioproducts and Biopharma businesses, and approximately $100 million of borrowings under the Credit Agreement described above.
     The special dividend is payable on May 3, 2007 (“Payment Date”) to shareholders of record as of April 20, 2007 (“Record Date”). The dividend is subject to satisfaction of customary conditions to the drawdown of funds under the new credit facility on the dividend payment date. Because of the magnitude of the special dividend, the New York Stock Exchange has determined that the ex-dividend date will be May 4, 2007 (“Ex-Dividend Date”), the business day following the payment date. Shareholders of record on the April 20, 2007 record date who subsequently sell their shares of common stock prior to or on the payment date of May 3, 2007 will also be selling their right to receive the special cash dividend. Accordingly, shareholders are advised to contact their financial advisors before selling their shares.

     There are tax implications related to the Special Dividend for both U.S. and Non-U.S. holders of the Company’s common stock. Please see the Company’s previously filed Proxy Statement on Form DEFM 14A filed with the Securities Exchange Commission on January 4, 2007 which generally describes such implications. However, shareholders are advised to consult with their own tax and financial advisors regarding the implications of this special distribution. For U.S. federal income tax purposes, the distribution will be a dividend to the extent it is paid out of the Company’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Based on these rules, the Company currently estimates that 55%-65% of the payment will be treated as a dividend for tax purposes, with the balance being a return of capital. This estimate is preliminary and subject to change based upon a comprehensive review and analysis of the Company’s history as well as actual results for the entire 2007 taxable year. Shareholders will receive a Form 1099-DIV in early 2008 notifying them of the portion of the special cash dividend that is treated as a dividend for U.S. federal income tax purposes. Shareholders are advised to consult with their own tax and financial advisors regarding the implications of this special distribution.
     Forward Looking Statements
     The foregoing may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and Rule 3b-6 under the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding expected performance, especially expectations with respect to sales, research and development expenditures, earnings per share, capital expenditures, acquisitions, divestitures, collaborations, or other expansion opportunities. These statements may be identified by the fact that words such as “expects”, “anticipates”, “intends”, “estimates”, “believes” or similar expressions are used in connection with any discussion of future financial and/or operating performance. Any forward-looking statements are qualified in their entirety by reference to the risk factors discussed in the Company’s periodic reports filed with the SEC. Any forward-looking statements contained herein are based on current plans and expectations and involve risks and uncertainties that could cause actual outcomes and results to differ materially from current expectations including, but not limited to, global economic trends, pharmaceutical outsourcing trends, competitive pricing or product developments, government legislation and/or regulations (particularly environmental issues), tax rate, interest rate, technology, manufacturing and legal issues, including the outcome of outstanding litigation disclosed in the Company’s public filings, changes in foreign exchange rates, performance of minority investments, uncollectible receivables, loss on disposition of assets, cancellation or delays in renewal of contracts, lack of suitable raw materials or packaging materials, the Company’s ability to receive regulatory approvals for its products, the outcome of the evaluation of strategic alternatives, the availability of financing for the special dividend under the Company’s new credit facility and the accuracy of the Company’s current estimate set forth in this release with respect to its earnings and profits for tax purposes in 2007. Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time and it is not possible for us to predict which new factors will arise. In addition, we cannot assess the impact of each factor on the Company’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.
     For further details and a discussion of these and other risks and uncertainties, investors and security holders are cautioned to review the definitive proxy statement filed January 4, 2007 in respect of the Special Meeting of Shareholders dated February 5, 2007, the Cambrex 2006 Annual Report on Form 10-K, including the Forward-Looking Statement section therein, and other subsequent filings with the SEC, including without limitation Current Reports on Form 8-K.
(3) Stock Options
     In connection with the Special Dividend disclosed above in Item 1.01(2) and pursuant to the terms of Cambrex Corporation’s (“Cambrex” or the “Company”) stock options plans, the Board of Directors (“Board”) of the Company, upon recommendation of the Compensation Committee of the Board, approved a reduction in the exercise price of each stock option outstanding under the Company’s stock option plans in order to avoid dilution of the intended benefits to existing optionees holding outstanding stock options which would otherwise result as a consequence of the Special Dividend. As a result, on May 4, 2007, the Ex-Dividend Date for the Special Dividend, the exercise price of each outstanding stock option will be reduced by $14.00 (but in no event to an amount less the zero), the amount of the Special Dividend. Except for this adjustment, all terms and conditions of the options outstanding under the Company’s stock option plans will remain the same. Such adjustment will impact the outstanding options held under each of the Company’s stock option plans by all employees and directors, including the Named Executive Officers. As of April 6, 2007, there were options outstanding under the Company’s stock option plans to acquire 1,788,387 shares of the Company’s Common Stock, of which 170,500 were held by directors and 881,855 were held by the Named Executive Officers. As a result of the adjustment, the Company will record an expense in the amount of approximately $3 million; most of which will be recorded in the second quarter financial results, with the remainder recorded over the vesting period of the options.
Section 2 — Financial Information

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information described above under Item 1.01(1) of this Current Report on Form 8-K is incorporated herein by reference.
Section 8 — Other Events

Item 8.01	Other Events
     On April 6, 2007 the Board of Directors of the Company decided to discontinue its quarterly dividend payment, effective as of April 5, 2007, and will instead allocate these cash outlays to support its growth initiatives.

     On April 6, 2007, Cambrex Corporation issued a press release announcing (i) the Board’s decision to suspend the quarterly dividend payment, disclosed in this Item 8.01; (ii) that the Company had entered into a new Credit Agreement disclosed under Item 1.01(1) above; and (iii) the Board’s approval of the Special Dividend disclosed under Item 1.01(2) above. The Press Release is attached to this Form 8-K as Exhibit 99.1.
     On April 9, 2007, the Company posted information related to the Special Dividend, disclosed in Item 1.01(2) above on its website (www.cambrex.com), under the Webcasts and Presentations link of the Investor Link. This information is attached to this Form 8-K as Exhibit 99.2
Item 9.01 — Financial Statements and Exhibits
(d)  Exhibits

Exhibit 10.10	Credit Agreement, dated as of April 6, 2007, among the Cambrex Corporation, Subsidiary Borrowers, Subsidiary Guarantors, JPMorgan Chase Bank, N.A., as Administrative Agent, J.P. Morgan Securities Inc., as Sole Lead Arranger and Sole Bookrunner, Citibank, N.A. and Keybank National Association, as Co-Syndication Agents, Citizens Bank and Fortis Capital Corp., as Co-Documentation Agents, and certain other bank parties named therein.

Exhibit 99.1	Cambrex Press Release dated April 6, 2007.

Exhibit 99.2	Cambrex Website Presentation

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on behalf by the undersigned hereunto duly authorized.

CAMBREX CORPORATION

Date:	April 11, 2007	By:	/s/ Gregory Sargen

			Name:	Gregory Sargen
			Title:	Vice President
Chief Financial Officer